EXHIBIT 99
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MRO SOFTWARE (LOGO)


FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                                INVESTOR CONTACT:
Vaughn Harring                                                Peter Rice
(781) 280-6855                                                (781) 280-6550
vaughn.harring@mro.com                                        peter.rice@mro.com


                   MRO SOFTWARE REPORTS SECOND QUARTER RESULTS

BEDFORD, MASS., April 17, 2003 - MRO Software, Inc., (Nasdaq: MROI), the leading provider of strategic asset management solutions, today announced results for the Company's second fiscal quarter ended March 31, 2003. Total revenues for the second quarter were $39.4 million compared with $37.9 million for the second quarter of the prior year, an increase of 4 percent. On a GAAP basis, the Company reported a net loss for the quarter of $0.2 million or $(0.01) per share, compared with a net loss of $4.8 million or $(0.21) per share for the comparable quarter last year.

Pro forma net income (see Schedule A) for the second quarter was $0.5 million, or $0.02 per diluted share compared with pro forma net loss of $2.1 million or ($0.09) per share for same quarter last year. Pro forma results are adjusted for the amortization of acquired technology, goodwill and other intangibles and their related tax effects. As a result of the Company's implementation of FASB No.142 on October 1, 2002, the Company no longer amortizes goodwill.

Revenue from software license sales was $7.7 million, compared with $7.8 million in the same quarter last year. Support and services revenue was $31.7 million, compared with $30.1 million in the same quarter last year.

As of March 31, 2003, the balance sheet contained $74.3 million in cash and marketable securities, an increase of $3.3 million from the first quarter, and no long-term debt. Deferred revenue increased to $31.3 million, and days sales outstanding (DSO) remained at 65 days.

"This past quarter MRO Software experienced delayed sales closings and longer sales cycles due in part to a more difficult IT spending environment across several of our key business sectors," commented Chip Drapeau, president and CEO, MRO Software. "Looking beyond the current economic uncertainty, I am pleased with our win rates, our new customers in IT asset management and our improving margins, increasing cash and solid balance sheet."

"Our balance sheet remains strong and we have the resources to grow the business, as market conditions improve," said Peter Rice, CFO, MRO Software. "As we previously announced on April 2, 2003, the Company expects that total revenues for fiscal year 2003 will be approximately the same or slightly below the $172 million reported in the prior fiscal year. As a result, earnings on a GAAP basis are expected to be between $0.07 and $0.12 per share. On a pro forma basis, EPS is expected to be between $0.17 and $0.22 per share. Pro forma EPS is adjusted to exclude amortization of acquired technology and other intangibles and their related tax effects. The impact of these pro forma adjustments is expected to be approximately $0.10 per share for the full fiscal year."

The Company will hold a conference call to discuss these results on Thursday, April 17, 2003 beginning at 4:30 p.m. EDT. To participate in this call, dial
(800) 932-9896, outside the U.S., call (706) 634-5804. A replay of the call will be available for one week, beginning at approximately 7:00 p.m. EDT on April 17, 2003. To access the replay dial (800) 642-1687, or outside the U.S., dial (706) 645-9291 and use conference ID: 9609798. To view the full text of this press release and related financial tables, please visit the Investor Relations portion of the Company's Website at: http://www.mro.com/investor

FORWARD-LOOKING STATEMENTS.
This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, continued or worsening delays and slowdowns in IT spending and in the market for our products, delays with the adoption and market penetration of our recently acquired MainControl products, lower than expected benefits from our partner program, and those factors discussed in the Section entitled "Factors Affecting Future Performance" in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2003.

ABOUT MRO SOFTWARE, INC.
MRO Software is the leading provider of e-Business solutions for strategic asset management. The Company's integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company's asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software's solutions customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 950 employees, 10,000 customers and more than 260,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

MAXIMO(R) is a registered trademark, and MRO SoftwareTM is a trademark, of MRO Software, Inc.

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